COMPUTONE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 25, 1997



To the Stockholders of COMPUTONE CORPORATION:

     The Annual Meeting of Stockholders of Computone Corporation (the "Company") will be held at 11:00 a.m., prevailing time, on November 25, 1997, at the Company's principal offices located at Suite 100, 1060 Windward Ridge Parkway, Alpharetta, Georgia, for the following purposes:

     1. To elect four directors to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected;

     2. To consider and vote upon a proposal to adopt the Company's 1997 Equity Incentive Plan for officers, directors, employees and consultants;

     3. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to reduce the number of shares of Common Stock the Company is authorized to issue from 50,000,000 shares to 25,000,000 shares;

     4. To act upon the election of BDO Seidman, LLP as independent public accountants for the Company for its 1998 fiscal year; and

     5. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     The Board of Directors has fixed the close of business on October 28, 1997 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for its fiscal year ended April 4, 1997 is being mailed to stockholders together with this Notice.

     Holders of Common Stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided whether or not they expect to attend the Annual Meeting in person.


                                        By Order of the Board of Directors,



                                        Thomas J. Anderson,
                                        President and Chief Executive Officer

November 10, 1997
Alpharetta, Georgia

                              COMPUTONE CORPORATION

                                  ------------


     This Proxy Statement and the form of proxy enclosed herewith, which are first being mailed to stockholders on or about November 10, 1997, are furnished in connection with the solicitation by the Board of Directors of Computone Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 11:00 a.m., prevailing time, on November 25, 1997, and at any adjournment, postponement or continuation thereof, at the Company's principal executive offices, Suite 100, 1060 Windward Ridge Parkway, Alpharetta, Georgia 30005-3992.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the stockholders. Any proxy not specifying to the contrary will be voted in favor of the adoption of the proposals referred to in the Notice of Annual Meeting and for the election of the nominees for director named below. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone or telegram by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     Only holders of the Company's Common Stock (the "Common Stock") of record at the close of business on October 28, 1997 will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors.

     As of the close of business on October 28, 1997, the Company had outstanding 7,403,606 shares of Common Stock, $.01 par value. A majority of the outstanding shares will constitute a quorum at the Annual Meeting.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of October 28, 1997 the amount and percentage of the Company's outstanding Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

                                                     Shares          Percent of
       Name of Individual                         Beneficially      Outstanding
      or Identity of Group                        Owned(1)(2)       Common Stock
      --------------------                        ------------      ------------

  Thomas J. Anderson.........................      946,000(3)           12.5%
       Suite 100
       1060 Windward Ridge Parkway
       Alpharetta, GA  30005-3992

  Richard A. Hansen..........................    1,742,929(4)           23.5%
       Four Falls Corporate Center
       West Conshohocken, PA 19428-2961

  John D. Freitag............................      250,922(5)            3.3%
       9304 Belle Terre Way
       Potomac, MD  20854-4642

  William C. Lovely..........................      235,000(6)            3.2%
       47583 Cold Spring Place
       Sterling, VA 20165

  Duncan E. Hume.............................       32,500(7)            *
       Suite 100
       1060 Windward Ridge Parkway
       Alpharetta, GA  30005-3992


   All directors and executive officers
    as a group (7 persons)...................    3,229,368(8)           41.6%

----------
*Less than 1%.

(1) Information furnished by each individual named. This table includes shares that are owned jointly, in whole or in part, with the person's spouse, or individually by his spouse.

(2) Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be the beneficial owner of securities if the person has, or shares, "voting power" which includes the power to vote, or to direct the voting of, such securities or "investment power" which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed the beneficial owner of the same securities.

(3) Includes 150,000 shares which Mr. Anderson may purchase pursuant to a currently exercisable stock option.

(4) Excludes 275,598 shares owned by Pennsylvania Merchant Group Ltd ("PMG"), of which Mr. Hansen is an executive officer, a director and a principal stockholder, and PMG's wholly owned subsidiary PMG Investors, Inc. ("PMGI"), of which Mr. Hansen is an executive officer and a director. Mr. Hansen disclaims beneficial ownership of the 275,598 shares of the Company's Common Stock owned by PMG and PMGI.

(5) Includes 100,000 shares which Mr. Freitag may purchase pursuant to a currently exercisable stock option and 25,000 shares that Mr. Freitag may purchase pursuant to a currently exercisable warrant.

(6) Includes 25,000 shares that Mr. Lovely may purchase pursuant to a currently exercisable warrant.

(7) Consists of 32,500 shares which Mr. Hume may purchase pursuant to a currently exercisable option.

(8) Includes an aggregate of 304,517 shares that persons included in the group may purchase pursuant to currently exercisable stock options and an aggregate of 50,000 shares that persons included in the group may purchase pursuant to currently exercisable warrants.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the officers and directors of a corporation, such as the Company, which has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the corporation and the Commission. Based upon written representations received by the Company from its officers and directors, and the Company's review of the monthly statements of ownership changes filed with the Company by its officers and directors during the Company's 1997 fiscal year, the Company believes that all such filings required during the Company's 1997 fiscal year were made on a timely basis.


                              ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of four members. Each director elected will serve until the Company's 1998 Annual Meeting of Stockholders, and until his successor has been duly elected.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substi-tute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the Company's next Annual Meeting of Stockholders. The nominees for director receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote for nominees for election as directors. Abstentions from voting and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     The names of the nominees for director, together with certain information regarding them, are as follows:

                              Nominees for Director

     Name                             Age                Director Since
     ----                             ---                --------------

     Thomas J. Anderson               51                     1993
     Richard A. Hansen                56                     1992
     John D. Freitag                  68                     1992
     William C. Lovely                42                     1993


     Mr. Anderson has been Chief Executive Officer of the Company since April 25, 1996 and President of the Company since November 3, 1992. In addition to serving as President of the Company, Mr. Anderson also served as the Company's Chief Operating Officer from November 3, 1996 to April 25, 1996.

     Mr. Hansen was elected Chairman of the Board on April 25, 1996 and has been an executive officer, director and principal stockholder of PMG, an investment banking firm, since November 1986 and is a director and executive officer of PMGI, a wholly owned subsidiary of PMG. Mr. Hansen is also a director of Ultra-Life Batteries, Inc., a manufacturer of lithium batteries, and of a number of private companies.

     Mr. Freitag, a private investor, was Chairman of the Board and Chief Executive Officer of the Company from November 1992 until April 25, 1996.

     Mr. Lovely, a private investor, was Chief Financial Officer of Leopard Industries, Inc., a private investment management corporation, from September 1993 until April 1996. From December 1990 to December 1993, Mr. Lovely was principally occupied as Chief Financial Officer of Gyrofalcon Group, Inc., a private investment management corporation.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met four times in the Company's 1997 fiscal year. The Board of Directors currently does not have an Executive Committee, an Audit Committee, a Nominating Committee or a Compensation Committee but intends to create such committees and appoint the members thereof following the Annual Meeting of Stockholders on November 25, 1997.

Compensation of Directors

     The Company's directors currently serve without compensation.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the compensation paid by the Company during each of the three fiscal years ended April 4, 1997, April 5, 1996 and April 7, 1995 for services rendered in all capacities by the chief executive officer of the Company and the two other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in the fiscal year ended April 4, 1997.

                                                                              Long-Term Compensation
                                                                                       Awards
                                                                            --------------------------
                                               Annual Compensation(1)       Restricted      Securities
Name and                         Fiscal        ----------------------          Stock        Underlying       All Other
Principal Position                Year         Salary($)     Bonus($)        Awards($)      Options(#)     Compensation($)
------------------               ------        ---------     --------       ----------      ----------     ---------------
Thomas J. Anderson                1997         $130,000      $ 36,157           --              --               --
  President and Chief             1996          122,500      $ 13,350           --           100,000             --
  Executive Officer (1)           1995          140,887      $ 50,000           --            50,000             --

John D. Freitag                   1997         $   --            --             --              --               --
  Chairman of the Board           1996             --            --             --              --               --
  and Chief Executive             1995             --            --             --              --               --
  Officer(2)

Duncan E. Hume                    1997         $106,082          --             --              --               --
  Vice President -                1996          101,750          --             --              --               --
  International Sales             1995          101,817          --             --              --               --


----------
(1)  Mr. Anderson became the Company's Chief Executive Officer on April 25,
     1996.

(2) Mr. Freitag served as the Company's Chief Executive Officer from November 1992 until April 25, 1996.

Report of the Compensation Committee of Computone Corporation

Fiscal Year Ended April 4, 1997

     During the Company's fiscal year ended April 4, 1997, the Company's Board of Directors as a whole established the compensation of the executive officers of the Company, and there was not a separate Compensation Committee of the Company's Board of Directors. Because of the Company's need to conserve its working capital, the base compensation of the Company's executive officers during the Company's 1997 fiscal year was maintained at only a slightly higher level than the compensation paid to such persons during the Company's prior fiscal year. John D. Freitag, who served as the Company's Chief Executive Officer from November 1992 until April 25, 1996, served without compensation. Thomas J. Anderson, who became Chief Executive Officer of the Company on April 25, 1996, was compensated during the Company's 1997 fiscal year at the annual rate of $130,000 in accordance with the terms of an employment agreement dated November 26, 1996 between the Company and Mr. Anderson. Mr. Anderson also received a discretionary bonus of $36,157 during the Company's 1997 fiscal year in recognition of the Company's resumption of profitable operations. See "Employment Agreements."

Fiscal Year Ending April 3, 1998

     Following the Annual Meeting, the Company's Board of Directors intends to formalize compensation policies for its executive officers intended to enhance the Company's earnings and facilitate securing, retaining and motivating management employees of high caliber and potential. The Company intends that its executive compensation will consist of three components: base salary, annual incentive awards based on the Company's performance and long-term incentive awards. The persons eligible to receive awards under these policies will be the officers and other employees of the Company who are in positions in which their decisions, actions and counsel significantly impact upon the short- and long-term goals and strategies of the Company.

     The Company intends to establish base salaries for its officers that are within the range paid by technology companies in the Company's peer group. The Company anticipates that it will pay an annual incentive bonus on a discretionary basis to its Chief Executive Officer and other officers depending upon the achievement of a mix of corporate and individual performance goals. The Company also intends to grant stock options to its officers, including its Chief Executive Officer, based on their level of responsibility and support for the Company's long-term strategic objectives. By providing its officers with an opportunity to benefit from a long-term increase in the value of the Company's Common Stock, the Company believes it will align the interests of its officers and employees with the interests of the Company's stockholders and tie a significant portion of the Company's executive compensation to stockholder returns.

Employment Agreements

     The November 26, 1996 employment agreement between the Company and Mr. Anderson reflects terms and conditions that were agreed upon when Mr. Anderson joined the Company as President and Chief Operating Officer on November 3, 1993. The employment agreement provides for the employment of Mr. Anderson as President and Chief Executive Officer of the Company for a period of 24 months and for the automatic renewal of Mr. Anderson's employment for successive periods of 24 months, subject to prior written notice of termination by Mr. Anderson or the Company, in each case not later than 90 days prior to the expiration of the then current term. Under the employment agreement, Mr. Anderson receives an annual salary of $130,000, and is entitled to a bonus in an amount determined in the discretion of the Company's Board of Directors, based on the Company's attainment of quarterly revenue and profitability goals. In the event the Company terminates the employment agreement without Cause (as defined in the employment agreement), Mr. Anderson is entitled to the continuation of his salary and employee benefits for a period of 25 months. In the event Mr. Anderson terminates the employment agreement for any reason or the Company terminates the employment agreement because of Mr. Anderson's continuous and willful failure to observe the terms and conditions of the employment agreement, Mr. Anderson is entitled to the continuation of his salary and employee benefits for six months.

     The following table sets forth information with respect to options held on April 4, 1997 by the persons named in the Summary Compensation Table.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                  Number of Securities                 Value of Unexercised
                             Shares                                    Underlying                          In-the-Money
                            Acquired                           Options at Fiscal Year End           Options at Fiscal Year End
                               on             Value           ----------------------------         ----------------------------
     Name                   Exercise         Realized         Exercisable    Unexercisable         Exercisable    Unexercisable
------------------          --------         --------         -----------    -------------         -----------    -------------
Thomas J. Anderson            --                 --               150,000         --                  $168,000          --

John D. Freitag               --                 --               125,000         --                   140,000          --

Duncan E. Hume               5,000           $ 25,850              32,500         --                    36,563          --


Certain Transactions

     On December 27, 1995, Jaguar, Inc. ("Jaguar"), pursuant to an Agreement to Release Pledged Collateral dated as of December 20, 1995 among Primary Holdings Limited, a Bermuda corporation ("PHL"), which had become the holder of a promissory note (the "Jaguar Note") issued by Jaguar on September 10, 1993 secured by all of the common stock of Brisco Investments Limited ("Brisco"), an Isle of Man corporation, and 2,619,266 shares of the Company's Common Stock, Jaguar and Richard A. Hansen, acting on behalf of himself, Thomas J. Anderson, William C. Lovely and certain other investors pursuant to an agreement dated December 20, 1995 (the "Letter Agreement") among the Company, Jaguar, Richard A. Hansen, William C. Lovely, Thomas J. Anderson and John D. Freitag, sold 2,619,266 shares of Common Stock of the Company and two shares of common stock of Brisco in consideration of a prepayment of $750,000 in cash on the Jaguar Note.

     In addition to the purchase of 2,619,266 shares of the Company's Common Stock, the Letter Agreement among the Company, Jaguar, Richard A. Hansen, William C. Lovely, Thomas J. Anderson and John D. Freitag, as amended in July 1996, set forth certain other agreements among the Company, Richard A. Hansen, William C. Lovely, Thomas J. Anderson and John D. Freitag with respect to the election of directors of the Company and other matters as follows:

     (a) an acknowledgment that Jaguar would continue to be the owner of 66,932 shares of the Company's Common Stock;

     (b) the filing of a registration statement by the Company for the purpose of registering under the Securities Act of 1933, as amended, the shares of the Company's Common Stock purchased from Jaguar as well as shares of the Company's Common Stock acquired by Messrs. Lovely and Freitag upon conversion of their Series D Convertible Preferred Stock of the Company;

     (c) the conversion by John D. Freitag and William C. Lovely of all of their shares of the Company's Series D Convertible Preferred Stock into Common Stock of the Company and the Company's agreement to pay all of the accrued but unpaid dividends on the Series D Convertible Preferred Stock from the date of issuance thereof through the date of conversion in six equal monthly installments commencing on June 30, 1996;

     (d) the holding of an annual meeting of the stockholders of the Company not later than July 1, 1996 for the purpose of electing directors of the Company of whom three shall be designated by Thomas J. Anderson, of whom three shall be designated by Richard A. Hansen and of whom one shall be a person mutually acceptable to the three Anderson designees and the three Hansen designees;

     (e) the grant to John D. Freitag of an option to purchase 100,000 shares of the Company's Common Stock at a price of $1.18 per share of which options to purchase 20,000 shares will become exercisable on each of December 20, 1996, 1997, 1998, 1999 and 2000; and

     (f) the Company's agreement to cause the release of John D. Freitag as guarantor of any loan or credit arrangements between the Company and NationsBank, N.A., including the termination of any pledges by Mr. Freitag securing such guarantee.

     The names of the purchasers of the 2,619,266 shares of Common Stock of the Company, the number of shares purchased by each and the amount paid by each is as follows:

                                            Number of
Name of Purchaser                        Shares Purchased          Amount Paid
-----------------                        ----------------          -----------

David S. Allsopp                             200,000                $ 57,200
Frank J. Campbell, III
  and Richard A. Hansen,
  Trustees Under Trust
  U/W of Jane D. Campbell                    150,000                  42,900
Judith W. Campbell                           150,000                  42,900
Richard A. Hansen                            653,266                 186,834
Thomas J. Anderson                           866,000                 247,646
William C. Lovely                            200,000                  57,200
Peter S. Rawlings                            100,000                  28,600
Sarah P. Rawlings                            100,000                  28,600
Joseph T. Simon and
  Linda D. Simon JTWROS                      100,000                  28,600
William M. Simon                             100,000                  28,600


     Each of the purchasers paid cash, the source of which was his or her personal funds, with the exception of Thomas J. Anderson and William C. Lovely. Mr. Anderson and Mr. Lovely each borrowed the full amount used to purchase the shares he purchased from Richard A. Hansen and delivered a promissory note to Mr. Hansen payable on demand after June 30, 1996 as well as a pledge agreement pledging the shares purchased by each as security for payment of his promissory note.

     On December 29, 1995, PMGI sold 1,041,829 shares of Common Stock of the Company to Richard A. Hansen for $302,130 pursuant to a Stock Purchase Agreement dated as of December 21, 1995 between PMGI and Richard A. Hansen. Mr. Hansen paid for the shares by delivery of an unsecured promissory note to PMGI. The note, which was due on June 30, 1996, provided for the payment of interest on the unpaid principal balance at the prime rate.

     As a result of the foregoing transactions, the aggregate number of shares of Common Stock of the Company and the percentage of the outstanding Common Stock of the Company as of December 31, 1995 beneficially owned by each of the persons who acquired control of the Company, by the other members of the Company's Board of Directors and by any person who, together with either Mr. Hansen or Mr. Anderson, might be deemed to comprise a group within the meaning of Section 13(d)(3) of the Exchange Act, was as follows:

                                                                  Percentage of
                                          Number of Shares         Outstanding
              Name                        Beneficially Owned       Common Stock
--------------------------------         -------------------      -------------

Jaguar Inc.                                      66,932                1.1%
John D. Freitag                                 383,854                6.1
William C. Lovely                               300,000                4.8
Richard A. Hansen                             1,721,263               27.7
Thomas J. Anderson                            1,016,000               16.0
Pennsylvania Merchant Group Ltd                 112,095                1.8
David S. Allsopp                                200,000                3.2
Frank J. Campbell, III
  and Richard A. Hansen,
  Trustees of Trust U/W
  of Jane D. Campbell                           150,000                2.4
Judith W. Campbell                              150,000                2.4
Peter S. Rawlings                               100,000                1.6
Sarah P. Rawlings                               100,000                1.6
Joseph T. Simon and
  Linda D. Simon JTWROS                         100,000                1.6
William M. Simon                                100,000                1.6


     Duane, Morris & Heckscher LLP, of which Frederick W. Dreher is a partner, serves as the Company's general counsel and is paid customary fees by the Company for legal services rendered. Mr. Dreher has been an officer of the Company since March 1994.

     The Company utilizes the series of Alexis Travel, a full service travel agency, for its corporate travel needs. Alexis is 40% owned by Messrs. Freitag and Lovely, directors of the Company. During the Company's 1997, 1996 and 1995 fiscal years, the Company made purchases of $110,000, $67,000 and $19,000 respectively, at rates not in excess of those charged to other persons in arms' length transactions.

Stockholder Action by Written Consent

     On June 17, 1997, pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), in connection with the revival of the Company's Certificate of Incorporation pursuant to Section 312 of the DGCL, the holders of in excess of 55% of the Company's outstanding Common Stock elected by majority written consent Richard A. Hansen and Thomas J. Anderson as directors of the Company, who then appointed John D. Freitag and William C. Lovely as directors of the Company, in each case, to serve until the next annual meeting of stockholders and until their successors are duly elected. Under Section 228(a) of the DGCL, any action required to be or that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without notice and without a vote, if written consents setting forth the action so taken are executed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action. The persons who executed the majority written consent constituted a sufficient majority to elect directors, without the need to obtain consents from any of the Company's other stockholders. Accordingly, no written consents have been or will be solicited or required from any stockholders of the Company other than those who executed the majority written consent on June 17, 1997. Section 228(d) of the DGCL provides that prompt written notice must be given of such action to those stockholders who did not consent in writing and who would have been eligible to vote in the election of directors if the election had occurred at a meeting of stockholders. Therefore, the Company is providing this notice to its stockholders in order to comply with the DGCL.


                                 ADOPTION OF THE
                           1997 EQUITY INCENTIVE PLAN

Description of the 1997 Equity Incentive Plan

     The Board of Directors of the Company adopted the 1997 Equity Incentive Plan (the "Plan") on July 30, 1997, subject to approval by the holders of the Company's Common Stock at the Annual Meeting. The purpose of the Plan is to further the growth, development and financial success of the Company by enhancing the ability of the Company to attract and retain highly qualified directors, officers, employees and consultants, to compensate them for their services to the Company and, in so doing, to strengthen the alignment of the interests of such individuals with the interests of the Company's stockholders through ongoing ownership of the Company's Common Stock.

     The Plan provides for the grant of non-qualified stock options (the "Options") to purchase an aggregate of up to 250,000 shares of the Company's Common Stock to directors, officers, employees and consultants of the Company. The number of persons who are eligible to participate in the Plan is currently
15. Persons who receive Options under the Plan are referred to herein as "Optionees."

     Appropriate adjustments to Options to be outstanding in the future and to the number or kind of shares subject to the Plan are provided for in the event of a stock split, reverse stock split, stock dividend, share combination or reclassification and certain other types of corporate transactions involving the Company, including a merger or a sale of all or substantially all of the assets of the Company.

     The Plan is currently administered by the Company's Board of Directors. The Board of Directors of the Company may, from time to time, appoint a committee to administer the Plan. The Board of Directors or such committee (collectively, the "Board") has the power to determine the persons to whom Options will be granted, the number of Options to be granted, the timing of such grant and the terms of exercise of such Options, interpret the Plan, decide all questions of fact arising in its application and make all other determinations necessary or advisable for the administration of the Plan.

Options

     The exercise price of Options granted under the Plan will be set by the Board and may not be less than 100% of the fair market value per share of the Company's Common Stock on the date that the Option is granted, but in no event less than the par value of the Common Stock. The closing price of the Company's Common Stock on the Nasdaq Small-Cap Market on October 28, 1997 was $5.50.

     Options will be evidenced by written agreements in such form not inconsistent with the Plan as the Board shall approve from time to time. Each agreement will state the period or periods of time within which the Option may be exercised. The Board may accelerate the exercisability of any Options upon such circumstances and subject to such terms and conditions as the Board deems appropriate. Unless the Board accelerates exercisability or as otherwise provided in a written option agreement, no Option that is unexercisable at the time of the Optionee's termination of service as a director, officer, employee or consultant of the Company may thereafter become exercisable. No Option may be exercised after ten years from the date of grant. If an Option expires or is canceled for any reason without having been fully exercised or vested, the number of shares subject to such Option that had not been purchased or become vested may again be made subject to an Option under the Plan.

     The option price must be paid in full at the time of exercise unless otherwise determined by the Board. Payment must be made in cash, in shares of the Company's Common Stock valued at their then fair market value, or a combination thereof, as determined in the discretion of the Board. It is the policy of the Board that any taxes required to be paid must also be withheld at the time of exercise. The Board may, in its discretion, allow an Optionee to enter into an agreement with the Company's transfer agent or a brokerage firm of national standing whereby the Optionee will simultaneously exercise the Option and sell the shares acquired thereby and either the Company's transfer agent or the brokerage firm executing the sale will remit to the Company from the proceeds of sale the exercise price of the shares as to which the Option has been exercised as well as the required amount of withholding.

Amendment or Termination

     The Plan will remain in effect until all Options granted under the Plan have been satisfied by the issuance of shares, except that no Options may be granted under the Plan after July 29, 2007. The Board may terminate, modify, suspend or amend the Plan at any time, subject to any required stockholder approval or any stockholder approval that the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. No modification, amendment or termination of the Plan will alter or impair any rights or obligations under any outstanding Option without the consent of the Optionee. No Option may be granted during any period of suspension nor after termination of the Plan.

Federal Income Tax Consequences

     The Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1996, as amended (the "Code") and the Options are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code. The following description, which is based on existing laws, sets forth generally certain of the federal income tax consequences of Options granted under the Plan. This description may differ from the actual tax consequences of participation in the Plan.

     An Optionee will not recognize income for federal income tax purposes upon the receipt of a Option, nor will the Company be entitled to any deduction on account of such grant. An Optionee will recognize ordinary income for federal income tax purposes at the time of exercise of the Option in an amount equal to the difference between the option price paid and the fair market value of the shares on the date of exercise. When the Optionee disposes of the shares acquired upon exercise of the Option, the Optionee will generally recognize capital gain or loss equal to the difference between (i) the amount received upon disposition of the shares and (ii) the sum of the option price and any amount included in the Optionee's income when the Option was exercised. Such gain will be long-term, mid-term or short-term depending upon the period the shares were held after the date of exercise. Under current law, the applicable holding periods and maximum rates of tax applicable to any gain realized by an Optionee on the sale of option shares are as follows:

                    Holding Period                        Maximum Tax Rate
                    --------------                        ----------------

Short-Term          One year or less                            39.6%

Mid-Term            More than one year but                      28
                    less than 18 months

Long-Term           More than 18 months                         20


     The Company generally will be entitled to a tax deduction, subject to the provisions of Section 162(m) of the Code, in an amount equal to any ordinary income realized by the Optionee by reason of exercise of the Option at the time of such exercise. The federal, state and local income tax consequences to any particular Optionee will depend upon the Optionee's circumstances.

Vote Required

     Adoption of the Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Abstentions are considered shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against adoption of the Plan because it represents one fewer vote for adoption of the Plan. Broker non-votes are not considered shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the Plan and will have no effect on the vote to adopt the Plan.

Recommendation of the Board of Directors

     The Board of Directors recommends that the holders of Common Stock vote FOR the adoption of the Plan.

             AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

     The Company's Certificate of Incorporation currently authorizes the issuance of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of October 28, 1997, the Company had outstanding 7,250,870 shares of Common Stock and no shares of Preferred Stock.

     On July 30, 1997, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation that would reduce the number of shares of Common Stock the Company is authorized to issue from 50,000,000 shares to 25,000,000 shares, and directed that the proposed amendment be submitted to the Company's stockholders for approval at the Annual Meeting. The principal purpose for the amendment is to reduce the Company's annual franchise tax liability to the State of Delaware (the Company's jurisdiction of incorporation), which is based on the amount of authorized capital stock of the Company.

     If approved by the stockholders, the proposal would only change section (A) of paragraph Fourth of its Company's Certificate of Incorporation as follows:

from: "FOURTH (A) Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares consisting of Fifty Million (50,000,000) shares of Common Stock, One Cent ($.01) par value per share, and Ten Million (10,000,000) shares of Preferred Stock ($.01) par value per share."

to: "FOURTH (A) Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty-Five Million (35,000,000) shares consisting of Twenty-Five Million (25,000,000) shares of Common Stock, One Cent ($.01) par value per share, and Ten Million (10,000,000) shares of Preferred Stock ($.01) par value per share."

     The reduction in the authorized shares of Common Stock will not reduce or otherwise affect the Company's presently outstanding shares or the shares reserved for the issuance upon exercise of outstanding warrants, options, convertible securities or other contractual rights. The Company's Board of Directors believes that having 25 million shares of Common Stock authorized should be adequate to meet the Company's needs for unauthorized but unissued capital stock for the foreseeable future.

Vote Required

     Approval of the amendment to the Company's Certificate of Incorporation will require the affirmative vote at the Annual Meeting of a majority of the Company's outstanding shares of Common Stock. Abstentions and broker non-votes are considered shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against approval of the amendment to the Company's Certificate of Incorporation because it represents one fewer vote for approval of the amendment.

Recommendation of the Board of Directors

     The Board of Directors recommends that the holders of Common Stock vote FOR the amendment to the Company's Certificate of Incorporation.


                   ELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     On December 15, 1994, the Company received a letter dated December 15, 1994 from Ernst & Young LLP ("Ernst & Young"), the Company's independent public accountants, confirming that the client-auditor relationship between the Company and Ernst & Young had ceased. Ernst & Young's reports on the Company's consolidated financial statements for the fiscal years ended April 1, 1994 and April 2, 1993 did not contain any adverse opinion or any disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and the subsequent interim period preceding Ernst & Young's resignation, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make a reference to the subject matter of such disagreement in connection with its reports.

     On February 24, 1995, the Company engaged BDO Seidman as the independent public accountants to audit the Company's financial statements.

     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of BDO Seidman, LLP as the Company's independent public accountants for its 1998 fiscal year. The Company has been advised by BDO Seidman, LLP that none of its members has any financial interest in the Company. Election of BDO Seidman, LLP will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting.

     A representative of BDO Seidman, LLP will attend the Annual Meeting, will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by stockholders at the Annual Meeting.


                                  ANNUAL REPORT

     A copy of the Company's Annual Report for its 1997 fiscal year is being mailed to the Company's stockholders with this Proxy Statement.

                              STOCKHOLDER PROPOSALS

     Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the Commission, wishes to submit a proposal for inclusion in the Company's proxy statement for its 1998 Annual Meeting of Stockholders must deliver such proposal in writing to the Company's Secretary at the Company's principal executive offices at Suite 100, 1060 Windward Ridge Parkway, Alpharetta, Georgia 30005-3992, not later than July 13, 1998.


                                 OTHER PROPOSALS

     The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                        By Order of the Board of Directors,



                                        Thomas J. Anderson,
                                        President and Chief Executive Officer

November 10, 1997

PROXY                        COMPUTONE CORPORATION
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 25, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Richard A. Hansen and Thomas
J. Anderson, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Computone Corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's principal offices located at Suite 100, 1060 Windward Ridge Parkway, Alpharetta, Georgia, on November 25, 1997 at 11:00 a.m., and at any adjournment, postponement or continuation thereof, as follows:

1. ELECTION OF DIRECTORS                  / / FOR all the nominees listed below     / / WITHOUT AUTHORITY to vote for the
                                                                                        nominees listed below

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

         THOMAS J. ANDERSON         JOHN D. FREITAG
         RICHARD A. HANSEN          WILLIAM C. LOVELY

2. ADOPTION OF THE 1997 EQUITY INCENTIVE PLAN. The Board of Directors recommends a vote FOR this proposal.

                   / / FOR      / / AGAINST      / / ABSTAIN

3. AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION to reduce the number of shares of Common Stock the Company is authorized to issue. The Board of Directors recommends a vote FOR this proposal.

                   / / FOR      / / AGAINST      / / ABSTAIN

4. PROPOSAL TO ELECT BDO SEIDMAN, LLP as the independent public accountants for the Company for its 1998 fiscal year. The Board of Directors recommends a vote FOR this proposal.

                   / / FOR      / / AGAINST      / / ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

                 (Continued and to be SIGNED on Reverse side.)

    This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the nominees for Director and FOR Proposals 2, 3 and 4.

                                             This proxy should be dated, signed
                                             by the stockholder exactly as his
                                             name appears below and returned
                                             promptly to American Stock Transfer
                                             and Trust Company in the enclosed
                                             envelope. Persons signing in a
                                             fiduciary capacity should so
                                             indicate.

                                             ____________________________ (SEAL)

                                             ____________________________ (SEAL)

                                             Date: ______________________ , 1997